Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

dated as of January 1, 2017

by and between

TALLGRASS ENERGY PARTNERS, LP,

and

TALLGRASS OPERATIONS, LLC

and for certain limited purposes,

TALLGRASS DEVELOPMENT, LP

i

Table of Contents

(Continued)

ii

Table of Contents

(Continued)

DISCLOSURE MATERIALS

Disclosure Schedule 3.3	–	Consents
Disclosure Schedule 3.6(a)	–	Title to Properties
Disclosure Schedule 3.7	–	Litigation; Laws and Regulations
Disclosure Schedule 3.8	–	No Adverse Changes
Disclosure Schedule 3.10	–	Environmental Matters
Disclosure Schedule 3.11	–	Licenses; Permits
Disclosure Schedule 3.12(a)	–	Material Contracts
Disclosure Schedule 3.12(c)	–	Defects with respect to Material Contracts
Disclosure Schedule 3.15	–	Insurance
Disclosure Schedule 3.19	–	Management Projections and Budget

EXHIBITS

Exhibit A	–	Form of Assignment Agreement
Exhibit B		Form of Replacement Guaranty

APPENDICES

Appendix A	–	The Partnership, Development and Operations Designated Personnel

iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and effective for tax purposes as of January 3, 2017, and effective for all other purposes as of January 1, 2017, by and between Tallgrass Operations, LLC, a Delaware limited liability company (“Operations”), and Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”). In addition, Tallgrass Development, LP, a Delaware limited partnership (“Development”), is a party to this Agreement for the limited purposes set forth in Article III, Section 5.1(a), Article VI and Article VII.

RECITALS

WHEREAS, Operations desires to sell 100% of the issued and outstanding membership interests in Tallgrass NatGas Operator, LLC, a Delaware limited liability company (“NatGas”), and 100% of the issued and outstanding membership interests in Tallgrass Terminals, LLC, a Delaware limited liability company (“Terminals” and, together with NatGas, the “Target Entities”) (such 100% membership interests in the Target Entities being referred to herein as the “Subject Interests”), to the Partnership (or its designee) pursuant to the terms of this Agreement and the Assignment Agreement, and the Partnership (or its designee) desires to acquire the Subject Interests in accordance with the terms of this Agreement and the Assignment Agreement;

WHEREAS, the Conflicts Committee has previously (i) received an opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee (the “Financial Advisor”), that the amount to be paid by the Partnership pursuant to the Transaction is fair, from a financial point of view, to the Partnership and to the holders of Common Units of the Partnership (other than Operations and its Affiliates) and (ii) found the Transaction to be fair and reasonable to the Partnership and holders of its Common Units (other than Operations and its Affiliates) and recommended that the board of directors (the “Board of Directors”) of Tallgrass MLP GP, LLC, the general partner of the Partnership (the “General Partner”), approve the Transaction and, subsequently, the Board of Directors has approved the Transaction.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Definitions.

The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Affiliate,” when used with respect to a Person, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person; provided, however, that (i) with respect to Operations, the term “Affiliate” shall exclude the

Partnership, the General Partner and the Partnership’s subsidiaries, (ii) with respect to the Partnership, the term “Affiliate” shall exclude Operations, Operations’ subsidiaries (other than the Partnership and its subsidiaries), Development, Tallgrass Energy Holdings, LLC, TEGP Management, LLC, Tallgrass Energy GP, LP and Tallgrass Equity, LLC and (iii) members of the Target Group shall be deemed to be “Affiliates” (x) prior to the Closing, of Operations and (y) on and after the Closing, of the Partnership. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Agreement” has the meaning ascribed to such term in the preamble.

“Applicable Law” has the meaning ascribed to such term in Section 3.3(a).

“Assignment Agreement” means the Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto, pursuant to which Operations will assign the Subject Interests to MLP Operations (as the Partnership’s designee).

“Board of Directors” has the meaning ascribed to such term in the recitals.

“Cash Amount” means $140,000,000.

“Ceiling Amount” has the meaning ascribed to such term in Section 6.11(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Closing” has the meaning ascribed to such term in Section 2.3.

“Closing Date” has the meaning ascribed to such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Common Units” has the meaning given to such term in the Partnership Agreement.

“Conflicts Committee” means the conflicts committee of the Board of Directors.

“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Damages” means liabilities and obligations, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, proceedings, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation.

“Deductible Amount” has the meaning ascribed to such term in Section 6.11(a).

“Deeprock Development” means Deeprock Development, LLC, a Delaware limited liability company.

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.

“Development” has the meaning ascribed to such term in the preamble.

“Development Indemnified Parties” has the meaning ascribed to such term in Section 6.2.

“Direct Claim” has the meaning ascribed to such term in Section 6.10.

“Disclosure Schedule” has the meaning ascribed to such term in Article III.

“Easements” has the meaning ascribed to such term in Section 3.7(a).

“Environmental Laws” means, without limitation, the following laws, in effect as of the Closing Date, as such law may be amended after the Closing Date: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act; (xii) the Federal Insecticide, Fungicide and Rodenticide Act; (xiii) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities with jurisdiction in the premises, and (xiv) any other federal, state or local statutes, laws, common laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of the environment, including, but not limited to, the management, control, discharge, emission, exposure, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FERC” means the United States Federal Energy Regulatory Commission.

“Financial Advisor” has the meaning ascribed to such term in the recitals.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” has the meaning ascribed to such term in the recitals.

“Governmental Authority” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality.

“Hazardous Materials” means any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous material,” “hazardous waste,” “solid waste,”

“hazardous substance,” “toxic substance,” “pollutant” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (v) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness for Borrowed Money” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services or any other similar obligation upon which interest charges are customarily paid (excluding trade accounts payable incurred in the ordinary course of business), (e) all Indebtedness for Borrowed Money of others secured by (or for which the holder of such Indebtedness for Borrowed Money has an existing right, contingent or otherwise, to be secured by) any encumbrance on property owned or acquired by such Person, whether or not the Indebtedness for Borrowed Money secured thereby has been assumed, (f) all assurances by such Person of Indebtedness for Borrowed Money of others, (g) all capital lease obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.

“Knowledge,” as used in this Agreement with respect to a party hereof, means the actual knowledge of that party’s designated personnel. The designated personnel for Development, Operations and the Partnership are set forth on Appendix A.

“Lien” means any mortgage, deed of trust, security interest, pledge, conditional sales contract, or similar charge, lien or encumbrance.

“Material Contract” has the meaning ascribed to such term in Section 3.13(a).

“Minimum Claim Amount” has the meaning ascribed to such term in Section 6.11(a).

“MLP Operations” means Tallgrass MLP Operations, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of the Partnership.

“NatGas” has the meaning ascribed to such term in the recitals.

“NatGas LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of NatGas, dated as of November 13, 2012, by and between NatGas and Operations.

“Notice” has the meaning ascribed to such term in Section 7.4.

“Operations” has the meaning ascribed to such term in the preamble.

“Partnership” has the meaning ascribed to such term in the preamble.

“Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of the Partnership, dated May 17, 2013.

“Partnership Indemnified Parties” has the meaning ascribed to such term in Section 6.1.

“Permits” has the meaning ascribed to such term in Section 3.12(a).

“Permitted Liens” means all: (i) mechanics’, materialmen’s, repairmen’s, employees’ contractors’ operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the Target Entity Assets, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by law); (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the Target Entity Assets to which they pertain or Operations’ ability to perform its obligations hereunder; (iv) Liens for Taxes that are not yet due and payable; (v) pipeline, utility and similar easements and other rights in respect of surface operations; (vi) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Target Group’s business; and (vii) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities or third parties in connection with the sale or conveyance of easements, rights of way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity.

“PXP” means Tallgrass Pony Express Pipeline, LLC, a Delaware limited liability company.

“Replacement Guaranty” means the Guaranty substantially in the form of Exhibit B attached hereto, pursuant to which the Partnership will agree to guarantee the obligations of NatGas under that certain Operations and Reimbursement Agreement effective as of January 1, 2008 between NatGas and Rockies Express Pipeline LLC.

“Securities Act” means the Securities Act of 1933, as amended.

“Sterling Terminal” means Tallgrass Sterling Terminal, LLC, a Delaware limited liability company.

“Subject Interests” has the meaning ascribed to such term in the recitals.

“Target Entities” has the meaning ascribed to such term in the recitals.

“Target Entity Assets” means all of the assets owned on the Closing Date by the Target Group.

“Target Entity Material Adverse Effect” means a material adverse effect on or material adverse change in (i) the assets, liabilities, financial condition or results of operations of the Target Group, other than any effect or change (a) that impacts the natural gas transportation industry or crude oil storage and terminaling industry generally (including any change in the prices of crude oil or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law or GAAP), (b) in United States or global political or economic conditions or financial markets in general, or (c) resulting from the announcement of the transactions contemplated by this Agreement and the Assignment Agreement and the taking of any actions contemplated by this Agreement or the Assignment Agreement, provided, that in the case of clauses (a) and (b), the impact on the Target Group is not materially disproportionate to the impact on similarly situated parties in the natural gas transportation industry or crude oil storage and terminaling industry, or (ii) the ability of Operations to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Target Group” means Terminals, NatGas and Sterling Terminal, together or individually as the context requires.

“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof or any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person.

“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Terminals” has the meaning ascribed to such term in the recitals.

“Terminals LLC Agreement” means the Limited Liability Company Agreement of Terminals, dated as of April 9, 2013, by and between Terminals and Operations.

“Third Party Indemnity Claim” has the meaning ascribed to such term in Section 6.5(a).

“Transaction” means (1) the sale and transfer of the Subject Interests and (2) the delivery of the Cash Amount.

“Transfer Taxes” has the meaning ascribed to such term in Section 5.3.

Section 1.2     Construction.

In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Schedule, Exhibit, preamble or recitals hereto; and (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1     Purchase and Sale.

Upon the terms and subject to the conditions set forth in this Agreement and in the Assignment Agreement, on the Closing Date, Operations shall sell, transfer, assign and convey the Subject Interests to MLP Operations (as the Partnership’s designee), free and clear of all Liens (other than restrictions under applicable federal and state securities laws), and the Partnership shall cause MLP Operations to acquire the Subject Interests from Operations.

Section 2.2     Consideration.

The aggregate amount to be paid by the Partnership to Operations shall be the Cash Amount. At the Closing, the Partnership (or its designee) shall deliver to Operations (or its designee(s)) the Cash Amount in immediately available funds.

Section 2.3     Closing.

The closing (the “Closing”) of the purchase and sale of the Subject Interests and the delivery of the Cash Amount pursuant to this Agreement and the Assignment Agreement will be held on January 3, 2017 (the “Closing Date”) at the offices of Development at 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211. At the Closing, (i) the waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired, (ii) Operations shall deliver to the Partnership, or cause to be delivered to the Partnership, the Assignment Agreement duly executed by Operations, (iii) the Partnership shall deliver to Operations, or cause to be delivered to Operations, the Cash Amount, the Assignment Agreement and the Replacement Guaranty duly executed by the Partnership and MLP Operations, and (iv) Operations shall deliver to the Partnership, or cause to be delivered to the Partnership, a certificate demonstrating non-foreign status of Development meeting the requirements of Section 1445 of the Code; provided, however, if the Closing Date is not a business day, the foregoing may be delivered no later than the next business day following the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DEVELOPMENT AND OPERATIONS

Development and Operations, jointly and severally, hereby represent and warrant to the Partnership, as of the Closing Date and except as disclosed in the disclosure schedules delivered to the Partnership on the date of this Agreement (collectively, the “Disclosure Schedule”) (it being understood that any information set forth on any Disclosure Schedule shall be deemed to apply to and qualify only the section or subsection of this Agreement to which it corresponds in number, unless it is reasonably apparent on its face that such information is relevant to other sections or subsections of this Agreement), as follows:

Section 3.1     Organization.

(a)	Operations is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)	Development is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c)	(i) NatGas is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) Terminals is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, (iii) Sterling Terminal is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, (iv) Deeprock Development is a limited liability company validly existing and in good standing under the laws of the State of Delaware, and (v) each has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Each of NatGas, Terminals, Sterling Terminal and Deeprock Development is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Target Entity Material Adverse Effect. Operations has made available to the Partnership true and complete copies of the organizational documents of the members of the Target Group and, to the Knowledge of Operations and Development, Deeprock Development, in effect as of the date of this Agreement.

Section 3.2     Authority and Approval.

(a)	Each of Development and Operations has full limited partnership or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the Assignment Agreement to which it is party, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery by each of Development and Operations of this Agreement and the Assignment Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by Development and Operations have been duly authorized and approved by all requisite limited partnership or limited liability company, as applicable, action on the part of Development and Operations.

(b)	This Agreement has been duly executed and delivered by Development and Operations and constitutes the valid and legally binding obligation of each of Development and Operations, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity). When executed and delivered by each of the parties party thereto, the Assignment Agreement will constitute a valid and legally binding obligation of Operations enforceable against Operations in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.3     No Conflict; Consents.

Except as set forth on Disclosure Schedule 3.3:

(a)

the execution, delivery and performance of this Agreement by Development and Operations does not, and the execution, delivery and performance of the Assignment Agreement by Operations will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of formation, limited partnership agreement, limited liability company agreement or equivalent governing instruments of Development, Operations, the Target Group or Deeprock Development; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Development, Operations, the Target Group or, to the Knowledge of Operations and Development, Deeprock Development (“Applicable Law”); (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Development, Operations or any member of the Target Group is a party or by which any of them or any of the Target Entity Assets are bound or, to the Knowledge of Operations and Development, to which Deeprock Development is a party or by which Deeprock Development or any of its assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Target Entity Assets or, to the Knowledge of

Operations and Development, the assets of Deeprock Development, under any such indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Target Entity Material Adverse Effect; and

(b)	no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by Operations, either Target Entity or, to the Knowledge of Operations and Development, Deeprock Development, with respect to the Subject Interests in connection with the execution, delivery and performance of this Agreement and the Assignment Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which individually or in the aggregate would not reasonably be expected to have a Target Entity Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 3.4     Capitalization; Title to Subject Interests.

(a)	Operations owns, beneficially and of record, the Subject Interests and will convey good title, free and clear of all Liens, to the Subject Interests to the Partnership (or its designee). The Subject Interests are not subject to any agreements or understandings with respect to the voting or transfer of any of the Subject Interests (except the sale of the Subject Interests contemplated by this Agreement and restrictions under applicable federal and state securities laws). The Subject Interests have been duly authorized and are validly issued, fully paid (to the extent required under the NatGas LLC Agreement or Terminals LLC Agreement, as applicable) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act).

(b)	Terminals owns, beneficially and of record, (i) 100% of the membership interests in Sterling Terminal (the “Sterling Terminal Interests”) and (ii) 20% of the membership interests in Deeprock Development (the “Deeprock Development Interests”), free and clear of all Liens.

(c)

There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from the Target Group any equity interests of or in any member of the Target Group, (ii) no commitments on the part of the Target Group to issue membership interests, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of the Target Group reserved for issuance for any such purpose. No member of the Target Group has any obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities. Except for this Agreement and the NatGas LLC Agreement or the Terminals LLC Agreement, as applicable, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of the Target Group. Except for the 100% ownership interest held by Terminals in Sterling Terminal and except for the 20% ownership interest in Deeprock Development held by Terminals, no member of the Target Group owns any equity interests in any other Person. To the Knowledge of Operations and Development, Deeprock Development does not own any equity interests in any other Person.

(d)	To the Knowledge of Operations and Development, with respect to the 20% ownership interest in Deeprock Development held by Terminals (the “Deeprock Development Interest”) and except as provided in the Deeprock Development LLC Agreement:

(i)	there are (1) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from Terminals the Deeprock Development Interest, (2) no commitments on the part of Deeprock Development to issue membership interests, subscriptions, warrants, options, convertible securities or other similar rights that would reasonably be expected to reduce or dilute the Deeprock Development Interest without Terminals’ prior written consent; and (3) no equity securities of Deeprock Development reserved for issuance for any such purpose that, if issued, would reasonably be expected to reduce or dilute the Deeprock Development Interest without Terminals’ prior written consent;

(ii)	Deeprock Development is not obligated (contingently or otherwise) to purchase, redeem or otherwise acquire any of its equity securities;

(iii)	there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to the Deeprock Development Interest; and

(iv)	there are no pending calls for Additional Capital Contributions (as such term is defined in the Deeprock Development LLC Agreement) to fund the Capital Commitment (as such term is defined in the Deeprock Development LLC Agreement) of Terminals in Deeprock Development, other than Additional Capital Contributions to fund maintenance capital in the ordinary course.

Section 3.5     No Undisclosed Liabilities.

There are no liabilities or obligations of the Target Group of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) current liabilities incurred in the ordinary course of business, and (ii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, reasonably be expected to have a Target Entity Material Adverse Effect.

Section 3.6     Internal Controls.

Except as would not individually or in the aggregate reasonably be expected to have a Target Entity Material Adverse Effect, the system of internal controls over financial reporting to which the Target Group is subject is sufficient to provide reasonable assurance (a) that transactions are executed only in accordance with the authorization of management and (b) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of the Target Entity Assets.

Section 3.7     Title to Properties.

(a)	Disclosure Schedule 3.7(a) lists all of the material items of real property (excluding Easements (as defined below)) used or held for use by the Target Group for the conduct of the Target Group’s business. As of the date hereof, the Target Group has (1) good and marketable fee simple title to the owned real property included on Disclosure Schedule 3.7(a) free and clear of any Liens (other than Permitted Liens) and (2) a valid, binding and enforceable leasehold interest in each of the leased properties included on Disclosure Schedule 3.7(a), as applicable, free and clear of any Liens (other than Permitted Liens). For purposes of this Section 3.7, “Easements” means any easements, rights of way, memorandum of easements, permits, servitudes, licenses, any instruments creating an interest in real property, and similar rights related to real property used in connection with the Target Group’s business.

(b)	The tangible personal property owned by the Target Group together with the tangible personal property owned by Affiliates of the Partnership or Operations that provide services to or for the benefit of the Target Group includes all material tangible personal property that is necessary for the Target Group to conduct its operations in substantially the same manner as currently being conducted, and such material tangible personal property is in good working order, subject to normal wear and tear. Each member of the Target Group has good and defensible title to its material tangible personal property, free and clear of any Liens (other than Permitted Liens).

(c)	To the Knowledge of Operations and Development, (i) Deeprock Development has (1) good and marketable fee simple title to all of its owned real property, free and clear of any Liens (other than Permitted Liens) and (2) a valid, binding and enforceable leasehold interest in each of its leased properties, as applicable, free and clear of any Liens (other than Permitted Liens), (ii) the tangible personal property owned by Deeprock Development includes all material tangible personal property that is necessary for Deeprock Development to conduct its operations in substantially the same manner as currently being conducted, and such material tangible personal property is in good working order, subject to normal wear and tear, and (iii) Deeprock Development has good and defensible title to its material tangible personal property, free and clear of any Liens (other than Permitted Liens), except, with respect to clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Target Entity Material Adverse Effect.

Section 3.8     Litigation; Laws and Regulations.

Except as set forth on Disclosure Schedule 3.8:

(a)	There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to Development’s and Operations’ Knowledge, threatened against the Target Group, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against the Target Group or (iii) to Development’s and Operations’ Knowledge, pending or threatened investigations by any Governmental Authority against the Target Group, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Target Entity Material Adverse Effect.

(b)	There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to Development’s and Operations’ Knowledge, threatened that (a) question or involve the validity or enforceability of any of Development’s or Operations’ obligations under this Agreement or the Assignment Agreement or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by Development or Operations of the transactions contemplated by this Agreement or the Assignment Agreement or (ii) damages in connection with such consummation.

(c)	None of Operations or the Target Group is in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Target Entity Material Adverse Effect.

(d)	To the Knowledge of Operations and Development, (i) there are no (1) civil, criminal or administrative actions, suits, claims, hearings, arbitrations,

investigations or proceedings pending or threatened against Deeprock Development, (2) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against Deeprock Development or (3) pending or threatened investigations by any Governmental Authority against Deeprock Development, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Target Entity Material Adverse Effect; and (ii) Deeprock Development is not in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Target Entity Material Adverse Effect.

Section 3.9     No Adverse Changes.

Except as set forth on Disclosure Schedule 3.9, since January 1, 2016:

(a)	there has not been a Target Entity Material Adverse Effect;

(b)	there has not been any damage, destruction or loss to any material portion of the Target Entity Assets, whether or not covered by insurance, in excess of $100,000;

(c)	there has been no delay in, or postponement of, the payment of any liabilities (i) related to a member of the Target Group, the Target Entity Assets or either Target Entities’ business, individually or in the aggregate, in excess of $100,000 or (ii) to the Knowledge of Operations and Development, related to Deeprock Development, for which Terminals’ liability, individually or in the aggregate, would reasonably be expected to exceed $100,000; and

(d)	there is no contract, commitment or agreement to do any of the foregoing.

Section 3.10     Taxes.

(a)

To the Knowledge of Development and Operations, except as would not reasonably be expected to have a Target Entity Material Adverse Effect, (i) all Tax Returns required to be filed by or with respect to the Target Group, the Target Entity Assets or the operations of the Target Group have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by the Target Group or any of their Affiliates with respect to the Target Group, the Target Entity Assets or the operations of the Target Group which are or have become due, have been timely paid in full, other than Taxes the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (iii) there are no Liens on any of the Target Entity Assets that arose in connection with any failure (or alleged failure) to pay any Tax on the Target Group or its assets, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; and (iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Target Group, the Target Entity Assets or the operations of the Target Group.

(b)	Except as specifically provided in Section 5.3, no material liability has been incurred by the Target Group or any of their Affiliates with respect to the Target Group, the Target Entity Assets or the operations of the Target Group in respect of Taxes as a successor or transferee.

(c)	Since Operations’ acquisition of the Target Group, each of the Target Group and Operations have been treated, and as of the Closing each of the Target Group and Operations will be treated, as disregarded as an entity separate from Development for federal income (and, where applicable, state and local income) tax purposes pursuant to Treasury Regulation Section 301.7701-2(c)(2)(i) (and any corresponding provision of state or local law).

(d)	In the nine (9) month period ended September 30, 2016, more than ninety percent (90%) of the gross income (as determined for federal income tax purposes) of the business operations conducted with the assets owned on the Closing Date by Terminals and Sterling Terminal was qualifying income, within the meaning of Section 7704(d) of the Code.

(e)	Notwithstanding anything to the contrary herein, this Section 3.10 sets forth the sole and exclusive representations and warranties made by Development or Operations with respect to Taxes or Tax matters.

Section 3.11     Environmental Matters.

Except as disclosed in Disclosure Schedule 3.11 or as would not reasonably be expected, individually or in the aggregate, to have a Target Entity Material Adverse Effect:

(a)	the Target Group and the Target Entity Assets, operations and business, and to the Knowledge of Operations and Development, the assets, operations and business of Deeprock Development, are in compliance with applicable Environmental Laws;

(b)	no circumstances exist with respect to the Target Group or its assets, operations and business, or to the Knowledge of Operations and Development, the assets, operations and business of Deeprock Development, that give rise to an obligation by the Target Group, Operations or Deeprock Development to investigate or remediate the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws;

(c)	the Target Group, or to the Knowledge of Operations and Development, Deeprock Development, has not received any written communication from a Governmental Authority that remains unresolved alleging that the Target Group may be in violation of any Environmental Law or any Permit issued pursuant to Environmental Law;

(d)	the Target Group and the Target Entity Assets, operations and business, and to the Knowledge of Operations and Development, the assets, operations and business of Deeprock Development, are not subject to any pending or, to the Knowledge of Development and Operations, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law);

(e)	all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by the Target Group or, to the Knowledge of Operations and Development, Deeprock Development, under any Environmental Law in connection with their respective assets, operations and business have been duly obtained or filed, are valid and currently in effect, and the Target Group, Target Entity Assets, and to the Knowledge of Operations and Development, Deeprock Development, are in compliance with such authorizations; and

(f)	there has been no release of any Hazardous Material into the environment by the Target Group, or to the Knowledge of Development and Operations, by a third party or Deeprock Development, with respect to the Target Entity Assets, operations and business, or, to the Knowledge of Operations and Development, the assets, operations and business of Deeprock Development, except, in all cases, in compliance with applicable Environmental Law.

Section 3.12     Licenses; Permits.

(a)	As of the date of this Agreement, except as set forth in Disclosure Schedule 3.12, the Target Group, and to the Knowledge of Operations and Development, Deeprock Development, have all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of their business as now being conducted (collectively, “Permits”), except, in each case, for such items for which the failure to obtain or have waived would not result in a Target Entity Material Adverse Effect.

(b)	All Permits are validly held by the Target Group, and to the Knowledge of Operations and Development, Deeprock Development, and are in full force and effect, except as would not reasonably be expected to have a Target Entity Material Adverse Effect.

(c)	The Target Group, and to the Knowledge of Operations and Development, Deeprock Development, have complied with all terms and conditions of the Permits, except as would not reasonably be expected to have a Target Entity Material Adverse Effect.

(d)	There is no outstanding written notice, nor to Development’s and Operations’ Knowledge, any other notice of revocation, cancellation or termination of any

Permit held by the Target Group, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Target Entity Material Adverse Effect.

(e)	To the Knowledge of Operations and Development, there is no outstanding notice of revocation, cancellation or termination of any Permit held by Deeprock Development, except as would not, individually or in the aggregate, reasonably be expected to have a Target Entity Material Adverse Effect.

(f)	No proceeding is pending or, to Development’s and Operations’ Knowledge, threatened with respect to any alleged failure by the Target Group to have any material Permit necessary for the operation of any of the Target Entity Assets or the conduct of the Target Group’s business or to be in compliance therewith.

(g)	To the Knowledge of Operations and Development, no proceeding is pending or threatened with respect to any alleged failure by Deeprock Development to have any material Permit necessary for the operation of its assets or business or to be in compliance therewith.

Section 3.13     Contracts.

(a)	Disclosure Schedule 3.13(a) contains a true and complete listing of the following contracts and other agreements to which the Target Group is, or immediately after the Closing will be, a party (each such contract or agreement being referred to herein as a “Material Contract”):

(i)	contracts, agreements and instruments representing Indebtedness for Borrowed Money and all guarantees thereof;

(ii)	contracts containing covenants limiting the freedom of the Target Group to engage in any line of business or compete with any Person or operate at any location;

(iii)	price swaps, hedges, futures or similar instruments;

(iv)	contracts to which the Target Group or Deeprock Development, on the one hand, and an Affiliate of Operations, on the other hand, is a party or is otherwise bound;

(v)	contracts containing any preferential rights to purchase or similar rights relating to any Target Entity Assets;

(vi)	joint venture or partnership agreements, including any agreement or commitment to make any loan or capital contribution to any joint venture or partnership;

(vii)	contracts relating to the acquisition or disposition by the Target Group of any business (whether by acquisition or disposition of equity interests or assets) pursuant to which the Target Group has or will have any remaining material obligation or liability or benefit;

(viii)	contracts or agreements which, individually, require or entitle the Target Group to make or receive payments of at least $1,000,000 annually, provided that the calculation of the aggregate payments for any such agreement or contract shall not include payments attributable to any renewal periods or extensions for which the Target Group may exercise a renewal or extension option in its sole discretion; and

(ix)	licenses relating to Intellectual Property (whether as licensee or licensor) other than licenses with respect to software used or accessed by the Target Group under a “shrink wrap,” “click wrap,” or “off the shelf” software license that is generally commercially available on standard terms.

(b)	Operations has made available to the Partnership a correct and complete copy of each Material Contract listed in Disclosure Schedule 3.13(a).

(c)	Except as would not reasonably be expected to result in a Target Entity Material Adverse Effect or as disclosed in Disclosure Schedule 3.13(c), with respect to the Target Group: (i) each Material Contract is legal, valid and binding on and enforceable against the Target Group and in full force and effect; (ii) each Material Contract will continue to be legal, valid and binding on and enforceable against the Target Group, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) the Target Group is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Target Group, or permit termination, modification or acceleration, under any Material Contract; and (iv) to Development’s and Operations’ Knowledge, no other party to any Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration, under any Material Contract other than in accordance with its terms, nor has any other party repudiated any provision of any Material Contract.

Section 3.14     Employees.

No member of the Target Group has any employees.

Section 3.15     Transactions with Affiliates.

Except as otherwise contemplated in this Agreement, no member of the Target Group or Deeprock Development is, or will be immediately after Closing, a party to any agreement,

contract or arrangement with any of its Affiliates prior to the Closing (other than members of the Target Group), other than those disclosed on Disclosure Schedule 3.13(a), each of which was entered into for a bona fide business purpose.

Section 3.16     Insurance.

Disclosure Schedule 3.16 sets forth a list of the material insurance policies that the Target Group holds or of which the Target Group is the beneficiary. Such policies are in full force and effect, and the Target Group has received no written notice of any pending or threatened termination of such policies.

Section 3.17     Intellectual Property Rights.

The Target Group owns or has the right to use all Intellectual Property necessary for or used in the conduct of the Target Group’s business as currently conducted by it, and, to Development’s and Operations’ Knowledge, its products and services do not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party. All Intellectual Property owned by the Target Group, if any, is free and clear of any Liens (other than Permitted Liens). Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a breach or termination of, or cancellation or reduction in, rights of the Target Group under any contract providing for the license of any Intellectual Property to the Target Group, except for any such terminations, cancellations or reductions that, individually or in the aggregate, would not have a Target Entity Material Adverse Effect. There is no Intellectual Property-related action, suit, proceeding, hearing, investigation, notice or complaint pending or, to Development’s and Operations’ Knowledge, threatened by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to the Target Group or its operations, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation or violation of any Intellectual Property of any third party, or unfair competition or trade practices by the Target Group. Except as would not result in a Target Entity Material Adverse Effect, the Target Group has taken reasonable measures to protect the confidentiality of all material trade secrets.

Section 3.18     Brokerage Arrangements.

Operations has not entered (directly or indirectly) into any agreement with any Person that would obligate Operations or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the Assignment Agreement or the transactions contemplated hereby or thereby.

Section 3.19     Books and Records.

Accurate copies of the respective books of account, minute books and stock or other equity record books of the Target Group have been made available for inspection to the Partnership.

Section 3.20     Management Projections and Budget.

The projections and budgets identified on Disclosure Schedule 3.20, which were provided to the Partnership (including those provided to the Financial Advisor) by Development and its Affiliates as part of the Partnership’s review in connection with this Agreement, were prepared based upon assumptions that Development’s management believed to be reasonable as of the date thereof and were consistent with Development management’s expectations at the time they were prepared.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership hereby represents and warrants to Operations as follows:

Section 4.1     Organization and Existence.

The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. MLP Operations is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

Section 4.2     Authority and Approval.

(a)	The Partnership has full limited partnership power and authority to execute and deliver this Agreement and the Assignment Agreement, MLP Operations has full limited liability company power and authority to execute and deliver the Assignment Agreement, and each has full limited partnership or limited liability company power and authority, as applicable, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery of this Agreement and the Assignment Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by the Partnership and MLP Operations have been duly authorized and approved by all requisite limited partnership and limited liability company action of the Partnership and MLP Operations, as applicable.

(b)

This Agreement has been duly executed and delivered by or on behalf of the Partnership and constitutes the valid and legally binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity). When executed and delivered by each of the parties party thereto, the Assignment Agreement will constitute a valid and legally binding obligation of the Partnership and MLP Operations, enforceable against the Partnership and MLP Operations in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.3     No Conflict; Consents.

(a)	The execution, delivery and performance of this Agreement by the Partnership does not, and the execution, delivery and performance of the Assignment Agreement by the Partnership and MLP Operations will not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of limited partnership or limited partnership agreement of the Partnership or the certificate of formation or limited liability company agreement of MLP Operations; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Partnership, MLP Operations or any property or asset of the Partnership or MLP Operations; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which the Partnership or MLP Operations is a party or by which it is bound or to which any of its property is subject; and

(b)	No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to the Partnership in connection with the execution, delivery, and performance of this Agreement or the Assignment Agreement or the consummation of the transactions contemplated hereby and thereby, except as have been waived or obtained or with respect to which the time for asserting such right has expired.

Section 4.4     Brokerage Arrangements.

The Partnership has not entered (directly or indirectly) into any agreement with any Person that would obligate the Partnership or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the Assignment Agreement or the transactions contemplated hereby or thereby.

Section 4.5     Litigation.

There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, or to the Partnership’s Knowledge, threatened that (a) question or involve the validity or enforceability of any of the Partnership’s or MLP Operations’ obligations under this Agreement or the Assignment Agreement or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by the Partnership or MLP Operations’ of the transactions contemplated by this Agreement or the Assignment Agreement or (ii) damages in connection with any such consummation.

Section 4.6     Investment Intent.

The Partnership is accepting the Subject Interests for its own account with the present intention of holding the Subject Interests for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. The Partnership acknowledges that the Subject Interests will not be registered under the Securities Act or any applicable state securities law, and that such Subject Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

ARTICLE V

TAX MATTERS

Section 5.1     Liability for Taxes.

(a)	Operations and Development shall be liable for, and shall indemnify, defend and hold harmless the Partnership and its respective subsidiaries from (1) any Taxes imposed on or incurred by or with respect to the Target Group or the Target Entity Assets with respect to any taxable period or portion thereof ending on or prior to the Closing Date and (2) any reasonable costs or expenses with respect to Taxes indemnified hereunder.

(b)	The Partnership shall be liable for, and shall indemnify and hold Operations and its Affiliates (other than the Partnership and its subsidiaries) harmless from, (1) any Taxes imposed on or incurred by or with respect to the Target Group or the Target Entity Assets with respect to any taxable period or portion thereof beginning after the Closing Date and (2) any reasonable costs or expenses with respect to Taxes indemnified hereunder.

(c)

Whenever it is necessary for purposes of this Article V to determine the amount of any Taxes imposed on or incurred by or with respect to the Target Group or the Target Entity Assets for a taxable period beginning before and ending after the Closing Date which is allocable to the period ending on or prior to the Closing Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), by pro rating such Taxes ratably on a per diem basis and, in the case of other Taxes, by assuming that such partial period constitutes a separate taxable period applicable to the Target Group and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise tax paid or payable with respect to the Target Group or the Target Entity Assets shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise tax.

(d)	If the Partnership or its Affiliates receives a refund of any Taxes that Operations is responsible for hereunder, or if Operations or its Affiliates receive a refund of any Taxes that the Partnership is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. The parties shall cooperate in order to take all necessary and reasonable steps to claim any such refund.

Section 5.2     Tax Returns.

(a)	With respect to any Tax Return attributable to a taxable period ending on or before the Closing Date that is required to be filed either before or after the Closing Date with respect to the Target Group or the Target Entity Assets, Operations shall cause such Tax Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, cause such Tax Return to be filed timely with the appropriate Taxing Authority, unless otherwise required to be filed by the Partnership, and be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return. Subject to Section 5.2(b) the Partnership shall cause all other Tax Returns relating to the Target Entities or the Target Entity Assets to be prepared and filed.

(b)	With respect to any Tax Return attributable to a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Target Group or the Target Entity Assets, the Partnership shall cause such Tax Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, furnish a copy of such Tax Return to Operations, and cause such Tax Return to be filed timely with the appropriate Taxing Authority. The Partnership shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return (provided that the Partnership shall have a right to recover from Operations the amount of Taxes attributable to the portion of the taxable period ending on or prior to the Closing Date pursuant to Section 5.1(a)).

(c)	With regard to any Tax Return not yet filed for any taxable period that begins before the Closing Date with respect to the Target Group or the Target Entity Assets, the parties shall cause each such Tax Return to be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Applicable Law), and to the extent any items are not covered by past practices, in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

Section 5.3     Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”) shall be borne 50% by Operations and 50% by the Partnership. The Partnership shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. If required by Applicable Law, Operations and the Partnership shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 5.4     Allocation of Cash Amount.

The Partnership and Operations will use commercially reasonable efforts to agree upon an allocation of the entire Cash Amount among the Target Entity Assets in compliance with the principles of Section 1060 of the Code and the Treasury Regulations thereunder. If Operations and the Partnership agree to such allocation, Operations and the Partnership agree (a) that such allocation shall be used by Operations and the Partnership as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation Internal Revenue Service Form 8594, and (b) that neither Operations nor the Partnership or any of their respective Affiliates will take a position on any Tax Return, or before any Governmental Authority in connection with the examination of a Tax Return or in any tax proceeding that is in any manner inconsistent with such allocation, except as required by Applicable Law or with the written consent of the other party.

Section 5.5     Additional Tax Matters.

The parties acknowledge that the members of the Target Group and Operations are disregarded for federal income tax purposes as entities apart from Development; accordingly, references to Operations or the Target Group in this Article V include Development as the context requires.

Section 5.6     Conflict.

The obligations set forth in this Article V shall survive until the date that is ninety (90) days after the expiration of the applicable statute of limitations (including all periods of extension and tolling). Without duplication of any provision of Article VI, in the event of a conflict between the provisions of this Article V and any other provisions of this Agreement, the provisions of this Article V shall control.

ARTICLE VI

INDEMNIFICATION

Section 6.1     Indemnification of the Partnership.

Subject to the limitations set forth in this Agreement, Development and Operations, from and after the Closing Date, shall, jointly and severally, indemnify, defend and hold the Partnership, its subsidiaries and their respective securityholders, directors, officers, and employees, and the officers, directors and employees of the General Partner, but otherwise excluding Development, its Affiliates and the Target Group (the “Partnership Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by any Partnership Indemnified Party as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of Development or Operations in this Agreement or the Assignment Agreement, or (ii) any breach of any agreement or covenant on the part of Development, Operations or either Target Entity made under this Agreement or the Assignment Agreement or in connection with the transactions contemplated hereby or thereby. For purposes of this Section 6.1, whether Development or Operations has breached any of its representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the word “material” or the term “Target Entity Material Adverse Effect”).

Section 6.2     Indemnification of Development.

Subject to the limitations set forth in this Agreement, the Partnership, from and after the Closing Date, shall indemnify, defend and hold Development, its Affiliates (other than any of the Partnership Indemnified Parties) and their respective securityholders, directors, officers, and employees (the “Development Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the Development Indemnified Parties as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of the Partnership in this Agreement or the Assignment Agreement, or (ii) any breach of any agreement or covenant on the part of the Partnership made under this Agreement or the Assignment Agreement or in connection with the transactions contemplated hereby or thereby. For purposes of this Section 6.2, whether the Partnership has breached any of its representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the word “material”).

Section 6.3     Tax Indemnification.

With the exception of a breach or inaccuracy of the representations and warranties of Development and Operations contained in Section 3.10, nothing in this Article VI, other than Section 6.6 through Section 6.8, shall apply to liability with respect to Taxes, the liability with respect to which shall be as set forth in Article V.

Section 6.4     Survival.

All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Article III and Article IV shall terminate and expire on the date that is fifteen (15) months following the Closing Date, except (a) the representations and warranties of Development and Operations set forth in Section 3.10 (Taxes) shall survive until the date that is ninety (90) days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of Development and Operations set forth in Section 3.11 (Environmental Matters) shall terminate and expire on the third (3rd) anniversary of the Closing Date, (c) the representations and warranties of Development and Operations set forth in Section 3.1 (Organization), Section 3.2 (Authority and Approval), Section 3.4 (Capitalization; Title to Subject Interests) and Section 3.18 (Brokerage Arrangements) shall survive forever and (d) the representations and warranties of the Partnership set forth in Section 4.1 (Organization and Existence), Section 4.2 (Authority and Approval) and Section 4.4 (Brokerage Arrangements) shall survive forever. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article VI on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VI to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 6.4, no claim presented in writing for indemnification pursuant to this Article VI on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article VI or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.

Section 6.5     Demands.

(a)	Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third-party claims being collectively referred to herein as the “Third Party Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement.

(b)

Notwithstanding the foregoing, if the indemnified party fails to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against a Third Party Indemnity Claim and to make a timely response thereto, the indemnifying party’s indemnity obligation relating to such Third Party Indemnity Claim shall not be relieved except in the event and only to the extent that the indemnifying party is prejudiced or damaged by such failure.

Section 6.6     Right to Contest and Defend.

(a)	The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Third Party Indemnity Claim for which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within thirty (30) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Third Party Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.

(b)	The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the indemnifying party does not elect to contest any such Third Party Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party assumes the defense of a Third Party Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Indemnity Claim, which releases the indemnified party completely in connection with such Third Party Indemnity Claim and which would not otherwise adversely affect the indemnified party as determined by the indemnified party in its sole discretion.

(c)

Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Indemnity Claim) if the Third Party Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

Section 6.7     Cooperation.

If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Third Party Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Third Party Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Third Party Indemnity Claim.

Section 6.8     Right to Participate.

The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Third Party Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such Persons.

Section 6.9     Payment of Damages.

The indemnification required hereunder shall be made by periodic payments of the amount of Damages in connection therewith within ten (10) days as and when reasonably specific bills are received by, or Damages are incurred and reasonable evidence thereof is delivered to, the indemnifying party. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds and any indemnification reimbursement proceeds received from third parties credited to or received by the indemnified party related to the Damages.

Section 6.10     Direct Claim.

Any claim by an indemnified party with respect to any Damages which do not result from a Third Party Indemnity Claim (a “Direct Claim”) will be asserted by giving the indemnifying party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable. The indemnifying party will have a period of ninety (90) days from receipt of such Direct Claim within which to respond to such Direct Claim. If the indemnifying party does not respond within such ninety (90) day period, the indemnifying party will be deemed to have accepted such Direct Claim. If the indemnifying party rejects such Direct Claim, the indemnified party will be free to seek enforcement of its rights to indemnification under this Agreement.

Section 6.11     Limitations on Indemnification.

(a)	To the extent that the Partnership Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 6.1(i), Development and Operations shall be liable only if (i) the Damages with respect to any individual claim exceed $25,000 (the “Minimum Claim Amount”) and (ii) the Damages for all claims that exceed the Minimum Claim Amount exceed, in the aggregate, $1,400,000 (the “Deductible Amount”), and then Development and Operations shall be liable only for Damages to the extent of any excess over the Deductible Amount. In no event shall Development’s and Operations’ aggregate liability to the Partnership Indemnified Parties under Section 6.1 exceed $14,000,000 (the “Ceiling Amount”). Notwithstanding the foregoing, the Deductible Amount and the Ceiling Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.1, Section 3.2, Section 3.4, and Section 3.18.

(b)	Additionally, neither the Partnership, on the one hand, nor Development and Operations, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to Third Party Indemnity Claims.

Section 6.12     Sole Remedy.

No party shall have liability under this Agreement, the Assignment Agreement or the transactions contemplated hereby or thereby except as is provided in Article V and this Article VI (other than claims or causes of action arising from fraud).

ARTICLE VII

MISCELLANEOUS

Section 7.1     Acknowledgements.

Each party acknowledges that it has relied on the representations and warranties of the other party expressly and specifically set forth in this Agreement, including, in the case of the Partnership, the Disclosure Schedule attached hereto. Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that all other representations and warranties of any kind or nature, whether expressed, implied or statutory, oral or written, past or present, are specifically disclaimed.

Section 7.2     Cooperation; Further Assurances.

(a)

Operations shall cooperate with the Partnership to assist in identifying all licenses, authorizations or permits necessary to conduct the Target Group’s respective businesses and own and operate their respective assets from and after the Closing Date and, where permissible and necessary in connection with the transfer of the Subject Interests contemplated hereby, transfer existing licenses, authorizations and permits to the Partnership and, where not permissible, assist the Partnership in obtaining new licenses, authorizations or permits at no cost, fee or liability to the Partnership.

(b)	Operations and the Partnership shall use their respective commercially reasonable efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement and the Assignment Agreement. Each of the parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement and the Assignment Agreement such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under Applicable Laws and regulations to make effective the transactions contemplated by this Agreement and the Assignment Agreement; provided, however, that nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement or the Assignment Agreement.

Section 7.3     Expenses.

Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect; provided, however, that each party shall be responsible for one half of the filing fees payable in connection with any filings or submissions under the HSR Act in connection with the transactions contemplated hereby.

Section 7.4     Notices.

Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and delivered in person, by courier service requiring acknowledgment of receipt of delivery or by fax, as follows:

If to Development, addressed to:

Tallgrass Development, LP

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attention: General Counsel

Tel: (913) 928-6010

Fax: (913) 928-6011

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, Texas 78701

Attention: Mollie Duckworth

Tel: (512) 322-2551

Fax: (512) 322-8362

If to Operations, addressed to:

Tallgrass Operations, LLC

c/o Tallgrass Development, LP

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attention: General Counsel

Tel: (913) 928-6010

Fax: (913) 928-6011

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, Texas 78701

Attention: Mollie Duckworth

Tel: (512) 322-2551

Fax: (512) 322-8362

If to the Partnership, addressed to:

Tallgrass Energy Partners, LP

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attention: General Counsel

Tel: (913) 928-6010

Fax: (913) 928-6011

with copies (which shall not constitute notice) to:

Tallgrass Energy Partners, LP

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attention: Conflicts Committee Chair

Tel: (913) 928-6010

Fax: (913) 928-6011

Bracewell LLP

711 Louisiana, Suite 2300

Houston, Texas 77002

Attention: Gary W. Orloff

Tel: (713) 221-1306

Fax: (713) 221-2166

Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by fax shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 7.5     Governing Law.

(a)	This Agreement shall be subject to and governed by the laws of the State of Delaware. Each Party hereby submits to the exclusive jurisdiction of the state and federal courts in the State of Kansas and to venue in the state courts in Johnson County, Kansas and in the federal courts of Wyandotte County, Kansas.

(b)	Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding between the parties arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

(c)	Each party to this Agreement waives, to the fullest extent permitted by Applicable Law, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages (except to the extent that any such damages are included in indemnifiable losses resulting from a third party claim in accordance with Article V and Article VI).

Section 7.6     Public Statements.

The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.

Section 7.7     Entire Agreement; Amendments and Waivers.

(a)	This Agreement and the Assignment Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Assignment Agreement.

(b)	No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 7.8     Conflicting Provisions.

This Agreement and the Assignment Agreement, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement and the Assignment Agreement, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Assignment Agreement, this Agreement shall control.

Section 7.9     Binding Effect and Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except for express language with respect to the Partnership Indemnified Parties and the Development Indemnified Parties contained in the indemnification provisions of Article V and Article VI.

Section 7.10     Severability.

If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Partnership, Development and Operations shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

Section 7.11     Interpretation.

It is expressly agreed by the parties that neither this Agreement nor the Assignment Agreement shall be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, the Assignment Agreement or any provision hereof or thereof or who supplied the form of this Agreement or the Assignment Agreement. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 7.12     Headings and Disclosure Schedule.

The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Schedule and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Schedule and such Exhibits are incorporated in the definition of “Agreement.”

Section 7.13     Multiple Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.14     Action by the Partnership.

With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Partnership with respect to the transactions contemplated hereby, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

OPERATIONS:

TALLGRASS OPERATIONS, LLC

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

THE PARTNERSHIP:

TALLGRASS ENERGY PARTNERS, LP

By:	Tallgrass MLP GP, LLC,
its general partner

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

Executed by Tallgrass Development, LP,

solely for purposes of its obligations and rights under

Article III, Section 5.1(a), Article VI and Article VII of this Agreement

DEVELOPMENT:

TALLGRASS DEVELOPMENT, LP

By:	Tallgrass Energy Holdings, LLC,
its general partner

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

DISCLOSURE SCHEDULES

These Disclosure Schedules are provided in connection with that certain Purchase and Sale Agreement, effective for tax purposes as of January 3, 2017 and effective for all other purposes as of January 1, 2017 (the “Agreement”), by and between Tallgrass Operations, LLC, a Delaware limited liability company (“Operations”), Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”), and, for certain limited purposes, Tallgrass Development, LP, a Delaware limited partnership (“Development”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement.

The information disclosed in these Disclosure Schedules is intended to qualify the representations and warranties contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties on the part of Operations or Development. Nothing in these Disclosure Schedules constitutes an admission of any liability or obligation of Operations or Development to any third person, or an admission to any third person against the interest of Operations or Development. Descriptions or references of particular contracts, agreements, notices or similar documents herein are qualified in their entirety by reference to such documents. The disclosure of any item or information in these Disclosure Schedules shall not be construed as an admission that such item or information is material to Operations or Development, and any inclusion in these Disclosure Schedules shall not be used in any dispute or controversy between the parties to the Agreement to determine whether any obligation, item or matter (whether or not included in these Disclosure Schedules or described in the Agreement) is or is not material for purposes of the Agreement. In disclosing the information in these Disclosure Schedules, neither Operations nor Development waive any attorney-client privilege associated with any such information or any protection afforded by the “work product doctrine” with respect to any of the matters disclosed or discussed herein.

The headings contained in these Disclosure Schedules are for convenience of reference only and shall not be deemed to modify or affect the interpretation of the information contained in these Disclosure Schedules.

* * *

Schedule 3.3

Consents

1. Pursuant to the terms of the Amended and Restated Limited Liability Company Agreement of Deeprock Development, the approval of the Board of Deeprock Development is required in connection with the change in ownership of Terminals upon Closing. The Board of Deeprock Development provided such approval pursuant to a statement of written consent dated December 8, 2016.

2. The approval of Rockies Express Pipeline LLC (“REX”) is required to replace that certain Guaranty in favor of REX regarding the obligations of NatGas executed by Development on November 13, 2012, with the Guaranty executed by the Partnership and delivered on the Closing Date pursuant to the Agreement. REX provided such approval pursuant to the acknowledgment of REX set forth in such replacement Guaranty.

3. In connection with the Transaction, the approval of the Required Lenders (as defined therein) is required pursuant to that certain Credit Agreement dated as of October 1, 2015, among REX, the lenders party thereto, Wells Fargo Bank, N.A., as administrative agent, Credit Suisse Securities (USA) LLC, as the syndication agent, and Royal Bank of Canada, as the documentation agent. The Required Lenders provided such approval pursuant to a Consent dated December 21, 2016, by and among REX, the Required Lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent.

Schedule 3.7(a)

Title to Properties

Guernsey, WY

A parcel of land located in the North one-half (N 1⁄2) of Section 19, Township 26 North, Range 65 West of the 6th P.M., Platte County, Wyoming, more particularly described as follows:

Beginning at the Northwest corner of said Parcel and a point in the Westerly line of said N 1⁄2 of Section 19 and from which point the Northwest corner of said N 1⁄2 of Section 19 bears North 00°22’48” West, a distance of 50.00 feet;

thence along the Northerly line of said Parcel, into said N 1⁄2 of Section 19, 50 feet Southerly, perpendicular and parallel to the Northerly line of said N 1⁄2 of Section 19, South 89° 37’ 03” East, a distance of 2190.00 feet to a point;

thence South 00° 27’ 28” East, a distance of 700.00 feet to a point;

thence along the Northerly line of said Parcel, parallel to the Northerly line of said N 1⁄2 of Section 19, South 89° 37’ 03” East, a distance of 900.00 feet to a point;

thence North 00° 27’ 28” West, a distance of 700.00 feet to a point 50 feet Southerly and perpendicular to the Northerly line of said N 1⁄2 of Section 19;

thence along the northerly line of said Parcel, 50 feet Southerly, perpendicular and parallel to the northerly line of said N 1⁄2 of Section 19, South 89° 37’ 03” East, a distance of 1,392.64 feet to the Northeast corner of said Parcel;

thence along the Easterly line of said Parcel, parallel to the Easterly line of said N 1⁄2 of Section 19, South 00° 52’ 57” East, a distance of 2,571.91 feet to the Southeast corner of said Parcel and a point in and intersection with the Southerly line of said N 1⁄2 of Section 19;

thence along the Southerly line of said Parcel and the Southerly line of said N 1⁄2 of Section 19, South 89° 59’ 56” West, a distance of 4,504.89 feet to the Southwest corner of said Parcel and the Southwest corner of said N 1⁄2 of Section 19;

thence along the Westerly line of said Parcel and the Westerly line of said N 1⁄2 of Section 19, North 00° 22’ 48” West, a distance of 2,601.68 feet to the point of beginning.

Buckingham, CO

Lot B, Recorded Exemption No. 0539-34-3 RECX14-0059, according to the map recorded October 9, 2014 at Reception Number 4052598, being a portion of the Southwest quarter of Section 34, Township 8 North, Range 59 West of the 6th Principal Meridian, County of Weld, State of Colorado.

Sterling, CO

Township 8 North, Range 51 West of the 6th P.M., Logan County, Colorado:

Section 23: E 1⁄2NE  1⁄4 and the N 1⁄2N 1⁄2NE 1⁄4SE 1⁄4

Orchard, CO

The W/2 SW/4 of Section 33, Township 6 North, Range 61 West, 6th P.M.

South Cushing, OK

Parcel 1:

The South Half of the Northwest Quarter (S/2 NW/4) of Section Twenty-seven (27), Township Seventeen (17) North, Range Five (5) East of the Indian Meridian, Lincoln County, State of Oklahoma, less and except the “Kerr Tract” described as follows: A tract of land in the South Half of the Northwest Quarter (S/2 NW/4) of Section Twenty-seven (27), Township Seventeen (17) North, Range Five (5) East of the I.M., Lincoln County, State of Oklahoma, more particularly described as commencing at the NW/c of said S/2 NW/4; thence South 89°54’27” East along the North line of said S/2 SW/4 a distance of 1123.58 feet to the Point of Beginning; thence South 89°54’27” East along the North line of said S/2 NW/4 a distance of 330 feet; thence on a bearing of South parallel to the West line of said S/2 NW/4 a distance of 660 feet; thence North 89°54’27” West parallel to said North line of said S/2 NW/4 a distance of 330 feet; thence North parallel to the West line of said S/2 NW/4 a distance of 83.33 feet; thence South 84°35’05” West a distance of 1128.61 feet to the West line of said S/2 NW/4; thence North along the West line of said S/2 NW/4 a distance of 30 feet; thence North 84°35’05” East a distance of 1128.61 feet; thence North parallel to the West line of said S/2 NW/4 a distance of 546.67 feet to the Point of Beginning (“Tract 1”);

The Southwest Quarter (SW/4) of Section Twenty-seven (27), Township Seventeen (17) North, Range Five (5) East of the Indian Meridian, Lincoln County, State of Oklahoma, LESS and EXCEPT the following three (3) tracts, to-wit:

A tract described as commencing at the SW/c of said SW/4; thence North along the West line of said SW/4 a distance of 715.1 feet to the point of beginning; thence North 89°12’05” East a distance of 181.87 feet; thence North 33.4 feet; thence North 89°12’05” East a distance of 118.13 feet; thence North 290.38 feet; thence South 89°12’05” West a distance of 300 feet to said West line SW/4; thence South along said West line of the SW/4 a distance of 323.68 feet to the point of beginning; and

A tract described as commencing at the SW/c of the SW/4; thence North along the West line of said SW/4 a distance of 1038.78 feet to the point of beginning; thence North 89°12’05” East a distance of 466.69 feet; thence North 466.69 feet;

thence South 89°12’05” West a distance of 466.69 feet to said West line of the SW/4; thence South along said West line of the SW/4 a distance of 466.69 feet to the point of beginning; and

A tract described as beginning at a point 279.5 feet North of the SW/c of said SW/4; thence East a distance of 300 feet; thence North 435.6 feet; thence West 300 feet to the West line of said Section 27; thence South along said West line 435.6 feet to the point of beginning (“Tract 2”)

The South Half of the Northeast Quarter (S/2 NE/4) of Section Twenty-seven (27), Township Seventeen (17) North, Range Five (5) East of the Indian Meridian, Lincoln County, State of Oklahoma, (“Tract 3”);

The Southeast Quarter (SE/4) of Section Twenty-seven (27), Township Seventeen (17) North, Range Five (5) East of the Indian Meridian, Lincoln County, State of Oklahoma, (“Tract 4”)

The West Half of the Southwest Quarter (W/2 SW/4) of Section Twenty-Six (26), Township Seventeen (17) North, Range Five (5) East of the Indian Meridian, Lincoln County, State of Oklahoma, (“Tract 5”)

Parcel 2:

A tract of land in the South Half of the Northwest Quarter (S/2 NW/4) of Section Twenty-seven (27), Township Seventeen (17) North, Range Five (5) East of the I.M., Lincoln County, State of Oklahoma, more particularly described as commencing at the NW/c of said S/2 NW/4 thence South 89°54’27” East along the North line of said S/2 SW/4 a distance of 1123.58 feet to the Point of Beginning; thence South 89°54’27” East along the North line of said S/2 NW/4 a distance of 330 feet; thence on a bearing of South parallel to the West line of said S/2 NW/4 a distance of 660 feet; thence North 89°54’27” West parallel to said North line of said S/2 NW/4 a distance of 330 feet; thence North parallel to the West line of said S/2 NW/4 a distance of 83.3 feet; thence South 84°35’05” West a distance of 1128.61 feet to the West line of said S/2 NW/4; thence North along the West line of said S/2 NW/4 a distance of 30 feet; thence North 84°35’05” East a distance of 1128.61 feet; thence North parallel to the West line of said S/2 NW/4 a distance of 546.67 feet to the Point of Beginning, containing 5.77 acres, more or less

Schedule 3.8

Litigation; Laws and Regulations

None.

Schedule 3.9

No Adverse Changes

None.

Schedule 3.11

Environmental Matters

With respect to Permit: 14LO0243, AIRS: 075-0102, Terminals has self-disclosed to the Air Division, Colorado Department of Public Health and Environment that the tanks at the Sterling, Colorado location do not meet the requirements of AQCC Regulation 7 Section VI.B.2.b. This regulation relates to the required color of paint for the external surface of the ground storage tanks. Terminals has agreed to repaint the tanks and certain other actions to comply with the requirements of the regulation, as further detailed in the letter to the Air Division, Colorado Department of Public Health and Environment dated November 18, 2016. A true, correct and complete copy of such letter has been made available to the Partnership.

Schedule 3.12

Licenses; Permits

The disclosure set forth in Schedule 3.11 above is incorporated in this Schedule 3.12 by reference.

Schedule 3.13(a)

Material Contracts

1. Amended and Restated Limited Liability Company Agreement of Deeprock Development dated effective as of the 2nd day of June 2014, entered into by Terminals, as a member of Deeprock Development, and the other persons signing as members of Deeprock Development.

2. Pumpover Revenue Sharing Agreement dated November 7, 2012, by and between Deeprock Development and Terminals, as successor by assignment to Tallgrass Midstream, LLC (f/k/a KM Upstream, LLC).

3. Sterling Terminal Lease and Operating Agreement dated August 26, 2014, by and between Sterling Terminal and PXP.

4. Operations and Reimbursement Agreement dated April 2008, by and between NatGas, f/k/a Kinder Morgan Nat Gas Operator LLC, and REX.

5. Letter Agreement dated October 30, 2015, by and between Terminals and Deeprock Energy Resources LLC, as amended.

6. Construction Agreement effective March 4, 2016, by and between Terminals and Deeprock Tank Operating of Colorado, LLC, as amended.

Schedule 3.13(c)

Defects with respect to Material Contracts

None.

Schedule 3.16

Insurance

The listing of material insurance policies as provided by Jason Nonnemaker via e-mail on December 21, 2016, to Troy Harder of Bracewell LLP.

Schedule 3.20

Management Projections and Budget

The financial projections delivered by Kelvin Sun via e-mail on December 6, 2016, to Robert Pacha and Alex Jeffries of Evercore Group L.L.C.

Exhibit A

Form of Assignment Agreement

[See Attached]

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Assignment”), dated as of January 3, 2017, is entered into by and among Tallgrass Operations, LLC, a Delaware limited liability company (“Assignor”), Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”) and Tallgrass MLP Operations, LLC, a Delaware limited liability company (“Assignee”). Assignor, the Partnership, and Assignee may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

A.    Pursuant to the terms of a Purchase and Sale Agreement (the “Purchase Agreement”, with capitalized terms used but not defined herein having the respective meanings set forth in the Purchase Agreement), effective as of January 1, 2017, among Assignor, the Partnership, and Tallgrass Development, LP, a Delaware limited partnership, Assignor will transfer to Assignee (a wholly-owned subsidiary of the Partnership) 100% of the issued and outstanding membership interests in Tallgrass NatGas Operator, LLC, a Delaware limited liability company (“NatGas”), and 100% of the issued and outstanding membership interests in Tallgrass Terminals, LLC, a Delaware limited liability company (“Terminals,” and together with NatGas, the “Target Entities”) (such 100% membership interests in the Target Entities, the “Subject Interests”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.1.    Assignment of the Subject Interest. Assignor hereby grants, bargains, conveys, assigns, transfers, sets over and delivers the Subject Interests to Assignee, and Assignee hereby accepts the Subject Interests. Assignor and Assignee hereby agree that Assignee shall become a member of each of NatGas and Terminals in place of Assignor.

1.2.    Purchase Agreement. This Assignment is subject to, in all respects, the terms and conditions of the Purchase Agreement, and nothing contained herein is meant to enlarge, diminish or otherwise alter the terms and conditions of the Purchase Agreement or the Parties’ duties and obligations contained therein. To the extent there is a conflict between this Assignment and the Purchase Agreement, the terms of the Purchase Agreement will control, provided, however, that the Parties acknowledge that the Partnership has directed that Assignee receive the Subject Interests.

1.3.    Binding Effect. This Assignment shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns.

1.4.    Governing Law. This Assignment and the transactions contemplated hereby will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

1.5.    Further Assurances. The Parties agree to execute all instruments and to take all actions that are reasonably necessary to effect the transactions contemplated hereby.

1.6.    Counterparts. This Assignment may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Assignment as of the date first written above.

ASSIGNOR:

TALLGRASS OPERATIONS, LLC

By:
David G. Dehaemers, Jr.
President and Chief Executive Officer

PARTNERSHIP:

TALLGRASS ENERGY PARTNERS, LP
By: Tallgrass MLP GP, LLC, its general partner

By:
David G. Dehaemers, Jr.
President and Chief Executive Officer

ASSIGNEE:

TALLGRASS MLP OPERATIONS, LLC

By:
David G. Dehaemers, Jr.
President and Chief Executive Officer

Signature Page to Assignment Agreement

Exhibit B

Form of Replacement Guaranty

[See Attached]

GUARANTY

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of the transactions evidenced by the Agreement described below, the undersigned Guarantor (the “Guarantor”) hereby furnishes its guaranty of the Guaranteed Obligations (as hereinafter defined) as follows:

1.    Guaranty. The Guarantor hereby absolutely and unconditionally guarantees, as a guarantee of payment and not merely as a guarantee of collection, prompt performance and payment when due, of any and all existing and future obligations, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of Tallgrass NatGas Operator, LLC (“Operator”) to Rockies Express Pipeline LLC (“Owner”) arising under that certain Operations and Reimbursement Agreement effective as of January 1, 2008 (the “Agreement”) between Operator and Owner and all instruments, agreements and other documents of every kind and nature now or hereafter executed in connection with the Agreement (including all renewals, extensions and modifications thereof and all costs, attorneys’ fees and expenses incurred by the Owner in connection with the collection or enforcement thereof) (collectively, the “Guaranteed Obligations”). This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty.

2.    No Setoff or Deductions. All payments by the Guarantor hereunder shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever, including, without limitation, for any and all present and future taxes.

3.    No Termination. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid and performed in full and the Guaranteed Obligations are terminated.

4.    Waiver of Notices. The Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. The Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which the Guarantor might otherwise be entitled.

5.    Subrogation. The Guarantor shall exercise no right of subrogation, contribution or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of Owner or facilities provided by Owner with respect to the Guaranteed Obligations are terminated. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Owner and shall forthwith be paid to Owner to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

6.    Waiver of Suretyship Defenses. The Guarantor agrees that Owner may, at any time and from time to time, and without notice to the Guarantor, make any agreement with Operator or with any other person or entity liable on any of the Guaranteed Obligations or providing collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations or any collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the provision of collateral, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of the Guarantor under this Guaranty. The Guarantor waives any defense arising by reason of any disability or other defense of the Operator or any other guarantor, or the cessation from any cause whatsoever of the liability of the Operator, or any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Operator and waives the benefit of any statute of limitations affecting the liability of the guarantor hereunder. The Guarantor waives any right to enforce any remedy which Owner now has or may hereafter have against the Operator and waives any benefit of and any right to participate in any security now or hereafter held by Owner. Further, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.

7.    Exhaustion of Other Remedies Not Required. The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations. The Guarantor waives diligence by Owner and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation any provisions of law requiring Owner to exhaust any right or remedy or to take any action against the Operator, any other guarantor or any other person, entity or property before enforcing this Guaranty against the Guarantor.

8.    Reinstatement. Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Operator or any other person or entity or otherwise, as if such payment had not been made and whether or not Owner is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

9.    Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy or reorganization of the Operator or any other person or entity, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by Owner.

10.    Expenses. The Guarantor shall pay on demand all out-of-pocket expenses (including reasonable attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of Owner’s rights under this Guaranty, including any incurred in the preservation, protection or enforcement of any rights of Owner in any case commenced by or against the Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute. The obligations of the Guarantor under the preceding sentence shall survive termination of this Guaranty.

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11.    Consent; Substitution of Existing Guaranty. Owner hereby consents to the substitution of this Guaranty for, and acknowledges and agrees that this Guaranty supersedes, each other guaranty of Operator’s obligations under the Agreement provided by any affiliate of the Guarantor, including, without limitation, that certain Guaranty executed on November 13, 2012 by Tallgrass Development, LP, a Delaware limited partnership (f/k/a Tallgrass Energy Partners, LP), pursuant to the Agreement, each such guaranty to be null and void as of the date hereof.

12.    Amendments. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by Owner and the Guarantor.

13.    No Waiver; Enforceability. No failure by Owner to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or, invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

14.    Assignment; Governing Laws; Jurisdiction. This Guaranty shall (a) bind the Guarantor and its successors and assigns, provided that the Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of Owner (and any attempted assignment without such consent shall be void), (b) inure to the benefit of Owner and its successors and assigns, and (c) be governed by the internal laws of the State of New York. The Guarantor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any United States Federal or State court sitting in New York, New York in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Service of process by Owner in connection with such action or proceeding shall be binding on the Guarantor if sent to the Guarantor by registered or certified mail at its address specified below.

15.    Condition of the Operator. The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Operator such information concerning the financial condition, business and operations of the Operator as the Guarantor requires, and that Owner has no duty, and the Guarantor is not relying on Owner at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of the Operator.

16.    Representations and Warranties. The Guarantor represents and warrants that (i) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (ii) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; and (iii) by virtue of its relationship with the Operator, the execution, delivery and performance of this Guaranty is for the direct benefit of the Guarantor and it has received adequate consideration for this Guaranty.

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17.    WAIVER OF JURY TRIAL; FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, THE GUARANTOR AND OWNER EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON OR ARISING OUT OF THIS GUARANTY. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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Executed January 3, 2017.

TALLGRASS ENERGY PARTNERS, LP a Delaware limited partnership

By:	Tallgrass MLP GP, LLC,
its general partner

By:
Name: David G. Dehaemers, Jr.
Title: President and Chief Executive Officer

Address:	4200 W. 115th Street, Suite 350
Leawood, Kansas 66211

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ACKNOWLEDGED AND AGREED, solely for the purposes of Paragraph 11 hereof:

ROCKIES EXPRESS PIPELINE LLC, a Delaware limited liability company

By:
Name: Chris Jones
Title: Vice President and Secretary

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Appendix A

The Partnership, Development and Operations Designated Personnel

Development and Operations Designated Personnel:

•	David G. Dehaemers, Jr.

•	William R. Moler

•	Christopher R. Jones

•	Gary J. Brauchle

•	Richard L. Bullock

Partnership Designated Personnel:

•	David G. Dehaemers, Jr.

•	William R. Moler

•	Christopher R. Jones

•	Gary J. Brauchle

•	Richard L. Bullock